SUB-SUB-INVESTMENT ADVISORY AGREEMENT

NEWTON INVESTMENT MANAGEMENT NORTH AMERICA, LLC
BNY Mellon Center
201 Washington Street
Boston, Massachusetts 02108

September 25, 2024

Newton Investment Management Limited

160 Queen Victoria Street

London, EC4V, 4LA, United Kingdom

Ladies and Gentlemen:

Each registered investment company and series thereof, if any, listed on Schedule 1 hereto, as such Schedule may be revised from time to time (each, the "Fund"), desires to employ its respective capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund employs BNY Mellon ETF Investment Adviser, LLC (the "Adviser") to act as the Fund's investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you. The Adviser employs Newton Investment Management North America LLC (the "Sub-Adviser") to act as the Fund's sub-adviser pursuant to a written agreement (the "Sub-Investment Advisory Agreement"), a copy of which has been furnished to you. The Sub-Adviser is authorized to and desires to retain you to act as the Fund's sub-sub-investment adviser and assist the Sub-Adviser with respect to the assets of the Fund assigned to the Sub-Adviser (the "sub-advised assets"). You hereby agree to accept such retention, to render the services and to assume the obligations set forth in this sub-sub-investment advisory agreement (the "Agreement") with respect to the sub-advised assets, subject to the terms and conditions of this Agreement and the Sub-Investment Advisory Agreement.

In connection with your serving as sub-sub-investment adviser to the Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

Subject to the supervision and approval of the Sub-Adviser, the Adviser and the Fund's Board, you will provide investment management of the sub-advised assets. Your advisory duties and responsibilities hereunder shall pertain only to the sub-advised assets. You will provide such investment management subject to and in accordance with (i) the Fund's investment objective(s), policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, or in any supplements thereto, and provided to you by the Adviser or the Sub-Adviser; (ii) any applicable procedures or policies adopted or approved by the Adviser, the Sub-Adviser or the Fund's Board with respect to the Fund as from time to time in effect and furnished in writing to you by the Adviser or the Sub-Adviser; (iii) the requirements applicable to registered investment companies under applicable laws, including without limitation the Investment Company Act of 1940, as amended (the "Investment Company Act"), the rules and regulations thereunder, the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the rules and regulations thereunder applicable to qualification as a "regulated investment company"; and (iv) any written instructions which the Adviser, the Sub-Adviser or the Fund's Board may issue to you from time to time. In connection with your duties hereunder, you (a) will obtain and provide investment research and supervise the Fund's investments with respect to the sub-advised assets and/or (b) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the sub-advised assets, including instructions to the Sub-Adviser with respect to portfolio transactions for execution. In no instance may portfolio securities be purchased from or sold to you, the Sub-Adviser, the Adviser, the Fund's principal underwriter, any other sub-investment adviser to the Fund or any person affiliated with you, the Sub-Adviser, the Adviser, the Fund's principal underwriter, or any other sub-investment adviser to the Fund, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rules 17a-7 and 17a-10 under the Investment Company Act, and any exemptive order then currently in effect. The Sub-Adviser will periodically provide you with a list of the affiliates of the Sub-Adviser, the Adviser, the Fund or the Fund's principal underwriter to which investment restrictions apply, and will specifically identify in writing all publicly traded companies in which the Fund may not invest, together with ticker symbols for all such companies.

Proxies of companies whose shares are part of the sub-advised assets shall be voted as described in the Fund's Prospectus and Statement of Additional Information, and the Sub-Adviser shall retain responsibility for the voting of such proxies pursuant to proxy voting procedures approved by the Adviser. You are authorized and agree to act on behalf of the Fund with respect to any reorganizations, exchange offers and other voluntary corporate actions in connection with securities held in the Fund's sub-advised assets in such manner as you deem advisable, unless the Fund, the Sub-Adviser, or the Adviser otherwise specifically directs in writing. You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping or custody of the sub-advised assets. The Sub-Adviser shall furnish you with copies of the Fund's Prospectuses, Statements of Additional Information and any supplements thereto. You will be provided the opportunity to review and approve any description of you and your investment process set forth in each Fund's Prospectus, Statement of Additional Information and any supplements thereto. The Sub-Adviser also will furnish you with copies of Prospectus or Statement of Additional Information supplements that disclose any changes to the Fund's investment objective, policies, strategies or restrictions and you will have a reasonable period of time to implement such changes with respect to the Fund.

You will furnish to the Sub-Adviser and the Adviser and/or the Fund (either directly or through the Sub-Adviser) such information, with respect to the investments which a Fund may hold or contemplate purchasing in connection with the sub-advised assets, as the Sub-Adviser, the Adviser, and/or the Fund may reasonably request. The Sub-Adviser, the Adviser and the Fund wish to be informed of important developments materially affecting the sub-advised assets and shall expect you, on your own initiative, to furnish to the Sub-Adviser and the Adviser or the Fund (either directly or through the Sub-Adviser) from time to time such information as you may believe appropriate for this purpose. In connection therewith, you will notify the Sub-Adviser and the Adviser if you become aware of any bankruptcy proceedings, securities litigation class actions or settlements affecting the investments that the Fund holds or, at a time relevant to such proceeding, class action or settlement, has held in the sub-advised assets. Upon reasonable request, you will make available your officers and employees, including portfolio managers, to meet with the Fund's Board and/or the Adviser to review the sub-advised assets.

You will maintain all required books and records with respect to the sub-advised assets in accordance with all applicable laws, and in compliance with the requirements of the rules under Section 31 of the Investment Company Act, and will furnish the Sub-Adviser and the Adviser or the Fund (either directly or through the Sub-Adviser) with such periodic and special reports as the respective Fund's Board, the Adviser or the Sub-Adviser reasonably may request. You hereby agree that all records which you maintain for the Fund, the Adviser, or the Sub-Adviser are the property of the Fund, the Adviser, or the Sub-Adviser, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Fund, the Adviser, or the Sub-Adviser and which are required to be maintained, and further agree to surrender promptly to the Fund, the Adviser, or the Sub-Adviser any records which you maintain for the Fund or the Adviser upon request by the Fund, the Adviser, or the Sub-Adviser, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.

The Sub-Adviser and you each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and the Investment Company Act. You will promptly notify the Sub-Adviser, the Adviser and the Fund's Chief Compliance Officer (a) in the event the Securities and Exchange Commission or other governmental authority has censured you, placed limitations upon your activities, functions or operations, suspended or revoked your registration, as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions; or (b) upon becoming aware of any material fact relating to you that is not contained in the Fund's Prospectus or Statement of Additional Information, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. Upon request, and in accordance with the scope of your obligations and responsibilities contained in this Agreement, you will provide reasonable assistance to the Fund in connection with the Fund's compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act. Such assistance shall include, but not be limited to, (i) providing the Fund's Chief Compliance Officer upon request with copies of your compliance policies and procedures; (ii) certifying periodically, upon the request of the Fund's Chief Compliance Officer, that you are in compliance with all applicable "federal securities laws," as required by Rule 38a-1 under the Investment Company Act and Rule 206(4)-7 under the Investment Advisers Act; (iii) facilitating and cooperating with the Fund's Chief Compliance Officer to evaluate the effectiveness of your compliance controls; (iv) providing the Fund's Chief Compliance Officer with direct access to your compliance personnel; (v) providing the Fund's Chief Compliance Officer with periodic reports; and (vi) promptly providing the Funds' Chief Compliance Officer with special reports in the event of material compliance violations. Upon request, you will provide certifications to the Fund, in a form satisfactory to the Fund, to be relied upon by the Fund's officers certifying the Fund's periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Sub-Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, the Sub-Adviser, or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Sub-Adviser, the Adviser, the Fund or the Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. The Fund and the Adviser are expressly made third party beneficiaries of this Agreement with rights as respect to the Fund to the same extent as if they each had been a party hereto.

You agree to monitor the sub-advised assets and to notify the Sub-Adviser and the Adviser on any day that you determine that a significant event has occurred with respect to one or more securities held in the sub-advised assets that would materially affect the value of such securities (provided that you shall not be responsible for providing information based on valuations provided by third party services which value securities based upon changes in one or more broad-based indices). At the request of the Sub-Adviser, the Adviser, or the Fund's Board, you agree to provide additional reasonable assistance to the Sub-Adviser, the Adviser, the Fund's Board, and the Fund's pricing agents in valuing the sub-advised assets, including in connection with fair value pricing of the sub-advised assets.

You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund (other than those expressly borne by the Fund pursuant to the Management Agreement) will be borne by the Adviser, except to the extent specifically assumed by you.

It is also understood that (i) you shall be prohibited from consulting with any other sub-investment adviser (other than the Sub-Adviser) to the Fund (including, in the case of an offering of securities subject to Section 10(f) of the Investment Company Act, any sub-investment adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for the Fund in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act, and (ii) your responsibility regarding investment advice hereunder is limited to the sub-advised assets.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

In the event that the Sub-Adviser manages only a segment of Fund's assets, you shall have no responsibility for the Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole, or for the Fund failing to qualify as a regulated investment company under the Internal Revenue Code, if the securities and other holdings of the segment of the Fund's assets managed by the Sub-Adviser and you are such that such segment would not be in such violation or fail to so qualify if such segment were deemed a separate series of a regulated investment company or a separate regulated investment company under the Internal Revenue Code, unless such violation was due to your failure to comply with written guidelines adopted by the Fund, the Sub-Adviser, or the Adviser and provided to you. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee, agent, or one under your control or direction even though paid by you.

As to each Fund, this Agreement shall continue until the date set forth opposite the Fund's name on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Fund's name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in the Investment Company Act) of the Fund or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval or made at a non-in person meeting if consistent with guidance provided by the Securities and Exchange Commission or its staff. As to each Fund, this Agreement is terminable without penalty (i) by the Sub-Adviser upon 60 days' notice to you, (ii) by the Fund's Board or by vote of the holders of a majority of the Fund's outstanding voting securities upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Sub-Adviser and the Adviser. This Agreement also will terminate automatically, as to the relevant Fund, in the event of its assignment (as defined in the Investment Company Act or the Investment Advisers Act) and you shall be notified by the Fund, the Sub-Adviser and the Adviser as soon as possible before any such assignment occurs. In addition, notwithstanding anything herein to the contrary, if the Management Agreement or Sub-Investment

Advisory Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement or Sub-Investment Advisory Agreement terminates.

The Sub-Adviser acknowledges that it has received and has had an opportunity to read a copy of your Form ADV Part 2A (the "Brochure") and a copy of the Form ADV Part 2B with respect to your personnel with the most significant responsibility for providing advisory services to the Fund (the "Brochure Supplement"). The Sub-Adviser agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Sub-Adviser electronically. The Sub-Adviser acknowledges that you are Authorized and Regulated by the Financial Conduct Authority ("FCA") and that under the rules of the FCA the Sub-Adviser will be classified as a professional client.

It is understood that, unless otherwise indicated on Schedule 1 hereto, the Adviser has claimed an exclusion from the definition of "commodity pool operator" ("CPO") pursuant to, and in accordance with, Rule 4.5 under the Commodity Exchange Act of 1936, as amended (the "CEA"). You agree to manage the sub-advised assets in a manner that will permit the Fund to continue to rely on the exclusion from the definition of CPO with respect to the Fund pursuant to, and in accordance with, Rule 4.5 under the CEA, unless otherwise agreed to in writing by the Sub-Adviser and the Adviser. The Sub-Adviser agrees to notify you in the event that the Adviser is no longer eligible to rely on the exclusion from the definition of CPO under Rule 4.5 with respect to the Fund or the Fund's Rule 4.5 filing with respect to the Fund is withdrawn.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act or the Investment Advisers Act. This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices or instructions permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given. Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

NEWTON INVESTMENT MANAGEMENT North America, LLC

By: /s/ John Porter ___________________________
Name: John Porter
Title: CIO

Accepted:

NEWTON INVESTMENT MANAGEMENT LIMITED

By: James Helby ___________________________
Name: James Helby
Title: Chief Risk Officer

SCHEDULE 1

Name of Fund/Series	Reapproval Date	Reapproval Day

BNY Mellon ETF Trust II

BNY Mellon Dynamic Value ETF May 31, 2026 May 31st

As of September 25, 2024